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                                                                 EXHIBIT 3.3


            AMENDMENT OF THE BYLAWS OF PULASKI FURNITURE CORPORATION
                   ADOPTED AT A MEETING HELD ON MARCH 29, 2000



         Article V of the Bylaws of the Corporation has been amended to add a new Section 5 as follows:

         Section 5 - Control Share Acquisition Statute:

         Article 14.1 of the Virginia Stock Corporation Act shall not apply to acquisitions of shares of capital stock of the Corporation.